Exhibit 10.14B

SCIO DIAMOND TECHNOLOGY CORPORATION
CORPORATE GOVERNANCE GUIDELINES

1.	Introduction
2.	Board Structure and Composition
3.	Principal Duties of the Board of Directors
4.	Board Procedures
5.	Board Committees
6.	Director Orientation and Continuing Education
7.	Board Performance
8.	Board Compensation
9.	Auditor Rotation
10.	Communications with Stockholders
11.	Periodic Review of the Corporate Governance Guidelines

1)	Introduction

These Corporate Governance Guidelines are established by the Board of Directors of Scio Diamond Technology Corporation Inc. (Scio Diamond or the Company) to provide a structure within which our directors and management can effectively pursue the Company’s objectives for the benefit of its stockholders.

The Board is elected by the stockholders to oversee their interest in the long-term health and the overall success of the business and its financial strength.

The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

The Board intends that these guidelines serve as a flexible framework within which the Board may conduct its business, not as a set of binding legal obligations. These guidelines should be interpreted in the context of all applicable laws, Scio Diamond’s charter documents and other governing legal documents and Scio Diamond’s company policies.

2)	Board Structure and Composition

a)	Size of the Board. The authorized number of directors will be determined from time to time by resolution of the Board and in accordance with the official company By-Laws.
b)
Board Membership Criteria. The Corporate Governance Committee will evaluate candidates for membership on the Board, including candidates nominated or recommended by stockholders, in light of criteria established by the Board, and recommend to the Board the slate of nominees for election at the Annual Meeting of Stockholders or nominees for election to fill interim vacancies on the Board.

c)
Director Independence. A majority of directors on the Board will be independent as required by the NASDAQ Stock Market. The Board also believes that it is often in the best interest of Scio Diamond and its stockholders to have non-independent directors, including current and (in some cases) former members of management, serve as directors. Each independent Director who experiences a change in circumstances that could affect such Director’s independence should deliver a notice of such change to Scio Diamond’s Counsel.

d)
Director Tenure. Directors are reelected each year and the Board does not believe it should establish term limits because directors who have developed increasing insight into Scio Diamond and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and to operate effectively, the Governance Committee shall monitor performance and take steps as necessary regarding continuing director tenure.

e)
Directors Who Change Their Present Job Responsibility. Any Director who experiences a material change in his/her job responsibilities or the position he/she held when he/she came on the Board should deliver a notice of such change in status to the Chairman of the Board and/or the Chairman of the Governance Committee. The Governance Committee will then evaluate whether the individual continues to satisfy the Board’s membership criteria in light of his/her new occupational status and shall recommend to the Board the action, if any, to be taken with respect to such individual.

3)	Principal Duties of the Board of Directors

a)
To Oversee Management and Evaluate Strategy. The fundamental responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of Scio Diamond and its stockholders. It is the duty of the Board to oversee management’s performance to ensure that the Company operates in an effective, efficient and ethical manner in order to produce value for Scio Diamond’s stockholders. The Board also evaluates the Company’s overall strategy and monitors Scio Diamond’s performance against its operating plan and against the performance of its peers. Additionally, the Board has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. The Board is responsible for oversight of strategic, financial and execution risks and exposures associated with Scio Diamond’s business strategy, product innovation and sales road map, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to the Company’s financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures. Directors are expected to invest the time and effort necessary to understand Scio Diamond’s business and financial strategies and challenges. The basic duties of the directors include attending Board meetings and actively participating in Board discussions. Directors are also expected to make themselves available outside of board meetings for advice and consultation.

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b)
To Select the Chairman, Vice-Chairman, Secretary and Chief Executive Officer. The Board will select the chairman, vice-chairman and secretary of the Board and the Chief Executive Officer in compliance with Scio Diamond’s Certificate of Incorporation and Bylaws. The chairman and vice-chairman of the board will not be a current employee of Scio Diamond, or someone employed by Scio Diamond any time within the prior three years, unless the appointment is approved by two-thirds of the disinterested directors. The duties of the secretary may be performed by a Board member, Scio Diamond employee or outside consultant as long as the Board deems the individual qualified to keep accurate minutes of all meetings, act as parliamentarian and provide guidance to the Board to ensure that the actions of the Board are well documented and adhere to all legal, Financial Industry Regulatory Authority (FINRA) and Securities and Exchange Commission (SEC) guidelines.

c)
To Evaluate Management Performance and Compensation. At least annually, the Compensation Committee will evaluate the performance of the chief executive officer and the other officers. It will review and recommend the compensation plans, policies and arrangements for the board of directors, executive officers and other officers to the Board for approval. It will also evaluate the compensation plans, policies and programs for officers and employees to ensure they are appropriate, competitive and properly reflect the Company’s objectives and performance.

d)
To Review Management Succession Planning. The Compensation Committee will review at least annually and recommend to the Board plans for the development, retention and replacement of executive officers of Scio Diamond.

e)
To Monitor and Manage Potential Conflicts of Interest. All members of the Board must inform the Audit Committee of the Board of all types of transactions between them (directly or indirectly) and Scio Diamond as soon as reasonably practicable even if these transactions are in the ordinary course of business. The Audit Committee of the Board will review and approve all related party transactions for which audit committee approval is required by applicable law or the rules of the NASDAQ Stock Market. The Board will also ensure that there is no abuse of corporate assets or unlawful related party transactions.

f)
To Ensure the Integrity of Financial Information. The Audit Committee of the Board evaluates the integrity of Scio Diamond’s accounting and financial reporting systems, including the audit of the Company’s annual financial statements by the independent auditors, and that appropriate disclosure controls and procedures and systems of internal control are in place. The Audit Committee reports to the Board on a regular basis and the Board, upon the recommendation of the Audit Committee, takes the actions that are necessary to ensure the integrity of Scio Diamond’s accounting and financial reporting systems and that such controls are in place in accordance with SEC and NASDAQ requirements.

g)
To Monitor the Effectiveness of Board Governance Practices. The Corporate Governance Committee of the Board will annually review and evaluate the effectiveness of the governance practices under which the Board operates and make changes to these practices as needed.

4)	Board Procedures

Directors are expected to prepare for, attend, and contribute meaningfully in all Board and applicable committee meetings in order to discharge their obligations. Consistent with their fiduciary duties, directors are expected to maintain the confidentiality of the Board and its committee’s deliberations in accordance with SEC, NASDAQ and FINRA requirements.

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a)
Frequency of Board Meetings. Regular meetings of the Board shall be held at such times and places as determined by the Board. There will be at least four regularly scheduled meetings of the Board each year but the Board will meet more often if necessary.

b)
Attendance at Board Meetings. To facilitate participation at the Board meetings, directors may attend in person, via telephone conference or via video-conference. Materials are distributed in advance of meetings.

c)
Other Commitments. Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member’s service as director. The members of the Board cannot have more than three (3) public company board memberships, including membership on the Scio Diamond Board.

d)	Board Membership Limits of the Chief Executive Officer. The chief executive officer cannot have more than three (3) public company board memberships, including membership on the Scio Diamond Board.
e)
Executive Sessions of Independent Directors. NASDAQ rules require independent Board members to regularly meet in executive session. The independent Board members shall meet in executive session at each regularly scheduled Board meeting, and at other times as necessary. Committees of the Board may also meet in executive session as deemed appropriate.

f)
Board Access to Management. Members of the Board will have access to Scio Diamond’s management and employees as needed to fulfill their duties. Furthermore, the Board encourages management to, from time to time, bring managers into meetings of the Board who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are managers with future potential that senior management believes should be given exposure to the Board.

g)	Code of Conduct. Scio Diamond has adopted a Code of Conduct to provide guidelines for the ethical conduct by directors, officers and employees. The Code of Conduct is posted on Scio Diamond’s website.
h)
Engaging Experts. The Board and each committee of the Board will have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisers and will have the power to hire, at the expense of Scio Diamond, legal, financial and other advisers as they may deem necessary or appropriate with the understanding that such effort will be in coordination with the CEO/CFO as appropriate.

i)
Minimum Stock Ownership Requirement. In an effort to more closely align the interests of our directors and senior management with those of our stockholders, each director and senior officer will be required to meet the following minimum stock ownership requirements: (i) each director shall own at least 100,000 shares of Scio Diamond stock; (ii) our chief executive officer shall own at least 400,000 (four hundred thousand) shares of Scio Diamond stock. Our directors shall have five years from the date they became a director of Scio Diamond to come into compliance with these ownership requirements. Our chief executive officer shall have five years from the later of (x) December 1, 2014 or (y) the date they assumed such roles at Scio Diamond to come into compliance with these ownership requirements. Scio Diamond advisors who don't receive annual equity grants are exempt from the minimum ownership requirements set forth above. Compliance with the minimum stock ownership level will be determined on the date when the grace period set forth above expires, and annually on each December 31 thereafter.

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5)	Board Committees

a)
Number and Composition of Committees. The Board currently has the following standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. From time to time the Board may form a new committee or disband a current committee depending on the circumstances. Each committee complies with the independence and other requirements established by applicable law and regulations, including SEC and NASDAQ rules.

b)	Committee Appointments. Members of all standing committees are appointed by the Board. The Board determines the exact number of members and can at any time remove or replace a committee member.
c)
Committee Proceedings. The Chair of each committee of the Board will, in consultation with appropriate committee members and members of management, and in accordance with the committee’s charter, determine the frequency and length of committee meetings and develop the committee’s agenda.

6)	Director Orientation and Continuing Education

Scio Diamond provides an orientation program for new directors that includes written materials, oral presentations, and meetings with senior members of management. The orientation program is designed to familiarize new directors with Scio Diamond’s business and strategy. The Board believes that ongoing education is important for maintaining a current and effective Board. Accordingly, the Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs. The Board will reimburse directors for expenses incurred in connection with these education programs.

7)	Board Performance

The Board develops and maintains a process whereby the Board, its committees and its members are subject to annual evaluation and self-assessment. The Corporate Governance Committee oversees this process.

8)	Board Compensation

The Compensation Committee of the Board has the responsibility to review and recommend to the Board compensation programs for non-employee directors.

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9)	Auditor Rotation

The Audit Committee of the Board will ensure that the lead audit partner and the audit review partner be rotated every five (5) years as is required by SEC and NASDAQ rules.

10)	Communications with Stockholders

a)	Stockholder Communications to the Board. Stockholders may contact the Board about bona fide issues or questions about Scio Diamond by sending mail or email to:

Scio Diamond Technology Corporation Inc.
Attn: Investor Relations
411 University Ridge, Suite D
Greenville, SC 29601

Email: investorrelations@sciodiamond.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Scio Diamond will initially receive and process communications before forwarding them to the addressee. Scio Diamond generally will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the company.

b)	Annual Meeting of Stockholders. Each director is encouraged to attend the Annual Meeting of Stockholders.

11)	Periodic Review of the Corporate Governance Guidelines

These guidelines shall be reviewed periodically by the Corporate Governance Committee (together with the Compensation Committee, as necessary) and the Board will make appropriate changes based on recommendations from the Committee(s).

Adopted: 5/7/2015

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